News Release

Versum Materials Reports Fiscal First Quarter 2018 Financial Results
Updates Fiscal Year 2018 Guidance

Fiscal First Quarter 2018 Financial Highlights Versus First Quarter 2017

▪	Sales of $330.8 million, up 22%

▪	Net Income of $18.6 million or diluted EPS of $0.17, includes a $37.6 million charge from the US Tax Cuts and Jobs Act

▪	Adjusted Net Income of $59.0 million, up 12%

▪	Adjusted diluted EPS of $0.54, up 13%

▪	Adjusted EBITDA of $102.3 million, up 10%

Raising Fiscal Year 2018 Guidance

▪	Estimated Sales of $1,250 - $1,300 million, up 11% to 15% versus fiscal year 2017

▪	Estimated Adjusted EBITDA of $415 - $435 million, up 12% to 17% versus fiscal year 2017

The results and guidance in this press release include Non-GAAP financial measures. Refer to the section entitled “Non-GAAP Financial Measures.”

Tempe, Arizona, February 6, 2018 (Businesswire) - Versum Materials, Inc. (NYSE: VSM), a leading global materials and equipment supplier to the semiconductor industry, today reported results for the fiscal first quarter ended December 31, 2017. Sales of $330.8 million were up 22% from the same quarter a year ago, driven primarily by robust growth from our Delivery Systems & Services ("DS&S") segment and our Advanced Materials product lines. Net income for the fiscal first quarter ended December 31, 2017 was $18.6 million, or $0.17 per diluted share, down $32.2 million from first quarter 2017, resulting in Net Income Margin of 6%. Excluding a tax charge resulting from the US Tax Cuts and Jobs Act ("Tax Act"), one-time charges related to separation, restructuring and cost reduction actions and the write-off of financing costs, Adjusted Net Income of $59.0 million or $0.54 per diluted share, was up 12% from first quarter 2017 and resulted in an Adjusted Net Income Margin of 18%. Adjusted EBITDA of $102.3 million was up 10% from first quarter 2017, resulting in an Adjusted EBITDA margin of 31%.

“It is an exciting time to be a part of the technology innovations that are driving the industry forward and the growth opportunities created by the expansion of semiconductors into new applications and industries dependent on digitization and big data, such as AI, automotive and IoT. With robust growth across Delivery Systems & Materials, Versum delivered another good quarter driven by both underlying semiconductor demand and continued strong execution. We managed through the Process Materials capacity and margin challenges both of which are expected to improve over the next few quarters,” said Guillermo Novo, our President and Chief Executive Officer.  “We are in the final stages of completing our transition to a standalone company and are well positioned for the future. We have increased our investments to enable us to deliver leading-edge solutions to market faster, easier and more reliably in support of the ever-evolving needs of our customers. Given our results and more positive outlook we are raising guidance for fiscal year 2018.”

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Table 1: First Quarter Fiscal Year 2018 Financial Highlights

	Three Months Ended December 31,
	2017	2016	% Change
(In millions, except percentages and per share data)
Sales	$330.8	$270.8	22%
Operating Income	88.9	79.1	12%
Net Income	18.6	50.8	(63)%
Net Income Margin	6%	19%
Diluted Earnings Per Share	0.17	0.47	(64)%
Adjusted Net Income	59.0	52.9	12%
Adjusted Net Income Margin	18%	20%
Adjusted Diluted Earnings Per Share	0.54	0.48	13%
Adjusted EBITDA	102.3	93.2	10%
Adjusted EBITDA Margin	31%	34%

Cash Flows from Operations	39.1	89.8	(56)%
Capital Expenditures	28.7	9.6	199%

Sales for the fiscal first quarter ended December 31, 2017 were $330.8 million versus $270.8 million in the same quarter a year ago. This 22% year on year increase was attributable to robust growth in our DS&S segment and strong volume growth in our Advanced Materials product lines with more modest volume growth in our Process Materials product lines offset by unfavorable price/mix.

Net Income for the fiscal first quarter ended December 31, 2017 was $18.6 million, or $0.17 per diluted share versus $50.8 million, or $0.47 per diluted share, in the same quarter a year ago, a 63% decrease. Strong sales and operating performance was more than offset by the $37.6 million charge resulting from the Tax Act and a write-off of financing costs, net of tax, of $1.5 million. Excluding the tax charge resulting from the Tax Act, the one-time charges related to separation, restructuring and cost reduction actions and the write-off of financing costs, Adjusted Net Income was $59.0 million, or $0.54 per diluted share, versus $52.9 million, or $0.48 per diluted share, for the first quarter 2017.

The $37.6 million charge associated with the Tax Act includes a provisional expense of $49.0 million for the cost of the deemed repatriation tax, net of a benefit of $11.4 million primarily from the re-measurement of the company's net US deferred tax liabilities at the lower US corporate tax rate. The company expects its fiscal year 2018 effective tax rate to be lower by approximately 1% due to the impacts of the Tax Act.

Adjusted EBITDA for the fiscal first quarter ended December 31, 2017 was $102.3 million versus $93.2 million in the same quarter a year ago, a 10% increase year on year. Strong volumes in both DS&S and Materials coupled with modestly favorable currency were partially offset by unfavorable gross profit impacts in Materials, higher Selling and Administrative and Research & Development (SARD) costs to support growth and unfavorable foreign exchange impacts.
Year to date cash flow from operations was $39.1 million, with cash used for capital spending of $28.7 million, including $11.5 million of capital spending related to restructuring activities.

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Business Segment Results

Versum Materials reports results for its two operating business segments, Materials and DS&S, and a Corporate segment.

Table 2: Segment Sales

	Three Months Ended December 31,
	2017	2016	% Change
(In millions, except percentages)
Materials	$214.6	$208.0	3%
DS&S	115.3	61.9	86%
Corporate	0.9	0.9	—%
Total Versum Materials Sales	$330.8	$270.8	22%

Table 3: Segment Operating Income to Segment Adjusted EBITDA

	Three Months Ended December 31,
	2017	2016	% Change
(In millions, except percentages)
Materials
Operating income	$65.8	$72.9	(10)%
Add: Depreciation and amortization	11.0	10.2	8%
Segment Adjusted EBITDA	$76.8	$83.1	(8)%
Segment Adjusted EBITDA Margin(A)	36%	40%
DS&S
Operating income	$33.4	$12.4	169%
Add: Depreciation and amortization	0.3	0.3	—%
Segment Adjusted EBITDA	$33.7	$12.7	165%
Segment Adjusted EBITDA Margin(A)	29%	21%
Corporate
Operating loss	$(8.5)	$(3.0)	183%
Add: Depreciation and amortization	0.3	0.4	(25)%
Segment Adjusted EBITDA	$(8.2)	$(2.6)	NM
(A) Segment Adjusted EBITDA margin is calculated by dividing Segment Adjusted EBITDA by sales.

Table 4: Reconciliation of Segment Operating Income to Total Versum Materials Operating Income

	Three Months Ended December 31,
	2017	2016	% Change
(In millions, except percentages)
Materials	$65.8	$72.9	(10)%
DS&S	33.4	12.4	169%
Corporate	(8.5)	(3.0)	183%
Total Segment Operating Income	90.7	82.3	10%
Less: Business separation, restructuring and cost reduction actions	1.8	3.2	(44)%
Total Versum Materials Operating Income	$88.9	$79.1	12%

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Materials:

Sales for the fiscal first quarter ended December 31, 2017 were $214.6 million, up 3% from the same quarter a year ago. This increase was driven by strong volume growth in Advanced Materials. Volume growth in Process Materials was more modest due to capacity constraints and was offset by unfavorable price/mix. Currency contributed 1% to the increase.

Operating income for the fiscal first quarter ended December 31, 2017 was $65.8 million, down 10% from the same quarter a year ago. Segment Adjusted EBITDA for the fiscal first quarter ended December 31, 2017 was $76.8 million, down 8% from the same quarter a year ago. Strong Advanced Materials performance was more than offset by unfavorable impacts primarily from Process Materials carryover pricing and higher raw material and third party costs due to capacity constraints. Segment SARD costs were higher in part to support our growth investments in Asia.

Delivery Systems & Services (DS&S):

Sales for the fiscal first quarter ended December 31, 2017 were $115.3 million, up 86.3% from the same quarter a year ago, driven by continued strong equipment and installation growth due to robust demand across all markets especially Korea and China.

Operating income for the fiscal first quarter ended December 31, 2017 was $33.4 million, up 169% from the same quarter a year ago. Segment Adjusted EBITDA of $33.7 million was up 165%, driven by robust equipment and installation activity and strong project cost management.

Fiscal Year 2018 Outlook

For fiscal year 2018, Versum Materials is revising its outlook to estimated sales of $1,250 to $1,300 million and Adjusted EBITDA of $415 to $435 million from prior guidance of $1,180 to $1,230 million and $395 to $415 million, respectively. The fiscal year 2018 Adjusted EBITDA outlook excludes approximately $15 to $20 million of estimated one-time stand-up costs related to the implementation of our own enterprise resource planning (ERP) system and relocation of certain administrative and research and development personnel to Versum Materials sites.

Conference Call and Webcast Details

On Tuesday February 6, 2018 at 11:00 am Eastern Time, Versum Materials plans to host its conference call and webcast to discuss these results.

Investors may listen to the conference call live via telephone by dialing (877) 883-0383 (domestic) or (412) 902-6506 (international) and use the participant code 1571641.

An audio-only live webcast of the conference call and presentation materials can be accessed through the “Investors” section of our website at www.versummaterials.com. Presentation materials will be posted to the “Investors” section of the website prior to the call.

A replay of the conference call/webcast will be available under “Events & Presentations” on the “Investors” section of the Versum Materials website.

About Versum Materials

Versum Materials, Inc. (NYSE: VSM) is a leading global specialty materials company providing high-purity chemicals and gases, delivery systems, services and materials expertise to meet the evolving needs of the global semiconductor and display industries. Derived from the Latin word for “toward,” the name “Versum” communicates the company’s deep commitment to helping customers move toward the future by collaborating, innovating and creating cutting-edge solutions.

A global leader in technology, quality, safety and reliability, Versum Materials is one of the world’s leading suppliers of next generation CMP slurries, ultra-thin dielectric and metal film precursors, formulated cleans and etching products, and delivery equipment that has revolutionized the semiconductor industry. Versum has reported fiscal year 2017 annual sales of about US$1.1 billion, has approximately 2,200 employees and operates 12 major facilities in Asia and the North America.

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It is headquartered in Tempe, Arizona. Versum Materials had operated for more than three decades as a division of Air Products and Chemicals, Inc. (NYSE: APD).

For additional information, please visit http://www.versummaterials.com

Investor Inquiries:
Robyn Williams, (484) 275-5907
VSMIR@versummaterials.com

Media Inquiries:
Tiffany Zinn, (480) 282-6475
Tiffany.Zinn@versummaterials.com

Non-GAAP Financial Measures
This earnings press release includes “non-GAAP financial measures,” including Adjusted Net Income, Adjusted Net Income Margin, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, Segment Adjusted EBITDA, Adjusted EBITDA margin and Segment Adjusted EBITDA margin. Adjusted Net Income is net income excluding certain disclosed items which we do not believe to be indicative of underlying business trends, including business separation, restructuring and cost reduction actions, net of tax, the write-off of financing costs, net of tax, and the impact of the Tax Act. Adjusted Diluted Earnings Per Share uses Adjusted Net Income but otherwise uses the same calculation used in arriving at diluted earnings per share, the most directly comparable GAAP financial measure. Adjusted EBITDA is net income excluding certain disclosed items which we do not believe to be indicative of underlying business trends, including interest expense, the write-off of financing costs, income tax provision, depreciation and amortization expense, non-controlling interests, and business separation, restructuring and cost reduction actions. Segment Adjusted EBITDA is segment operating income excluding segment depreciation and amortization expense. Adjusted Net Income Margin, Adjusted EBITDA margin and Segment Adjusted EBITDA margin are calculated by dividing Adjusted Net Income, Adjusted EBITDA and Segment Adjusted EBITDA, respectively, by sales. In the accompanying tables, Versum Materials has provided reconciliations of net income to Adjusted EBITDA (see Appendix Table A-2), net income to Adjusted Net Income (see Appendix Table A-3), diluted EPS to Adjusted Diluted EPS (see Appendix A-4) and of segment operating income (loss) to Segment Adjusted EBITDA (see Appendix Table A-6), in each case the most directly comparable GAAP financial measure. We encourage investors to read these reconciliations.
The presentation of these non-GAAP financial measures is intended to enhance the usefulness of financial information by providing measures which management uses internally to evaluate operating performance. We use these non-GAAP measures to assess our operating performance by excluding certain disclosed items that we believe are not representative of our underlying business. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors in our industry, to analyze underlying trends in our business and to establish operational budgets and forecasts or for incentive compensation purposes. We use Adjusted EBITDA to calculate performance-based cash bonuses and determine whether certain performance-based options and restricted stock units vest (e.g., cash bonuses, options and restricted stock units are tied to Adjusted EBITDA). Adjusted EBITDA is also used for certain covenants under our senior secured credit facilities. We use Segment Adjusted EBITDA to evaluate the ongoing performance of our business segments.
We believe non-GAAP financial measures provide security analysts, investors and other interested parties with meaningful information to understand our underlying operating results and to analyze financial and business trends. These non-GAAP financial measures should not be viewed in isolation, are not a substitute for GAAP measures, and have limitations which include but are not limited to the following: (a) Adjusted Net Income and Adjusted EBITDA exclude the write-off of financing costs and other expenses related to business separation, restructuring and cost reduction actions which we do not consider to be representative of our underlying business operations, however, these disclosed items represent costs to Versum Materials; (b) Adjusted EBITDA is not intended to be a measure of cash available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements; (c) though not business operating costs, interest expense and income tax provision represent ongoing costs of Versum Materials; (d) depreciation, amortization, and impairment charges represent the wear and tear or reduction in value of the plant, equipment, and intangible assets which permit us to manufacture and market our products; and (e) other companies may define non-GAAP measures differently than we do, limiting their usefulness as comparative measures. A reader may find any one or all of these items important in evaluating our performance. Management compensates for the limitations of using non-GAAP financial measures by using them only to supplement our GAAP results and to provide a more complete understanding of the factors and trends affecting our business. In evaluating these non-GAAP financial measures, the reader should be aware that we may incur expenses similar to those eliminated in this presentation in the future.

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A reconciliation of net income to Adjusted EBITDA as forecasted for 2018 is not provided. Versum Materials does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components include further restructuring and other income or charges to be incurred in 2018 as well as the related tax impacts of these items. Additionally, discrete tax items could drive variability in our forecasted effective tax rate. All of these components could significantly impact net income. Further, in the future, other items with similar characteristics to those currently included in Adjusted EBITDA that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact Adjusted EBITDA.
Forward-Looking Information:
This press release contains, and management may make, certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by references to future periods, and include fiscal year 2018 financial guidance, and statements about our business strategies, operating plans, growth rates, anticipated profitability, sales expectations, future operating income and Adjusted EBITDA, estimates regarding future capital requirements, estimates of future tax liability and effective tax rates, our ability to execute on our strategy and deliver on our commitments to customers and stakeholders, our ability to meet customer demand, anticipated cash flows, estimates of the size of the market for our products, forecasted industry demand, inorganic growth opportunities, our ability to successfully compete as a leading materials supplier to the semiconductor industry, the implementation date of SAP "go live", and other matters. The words “believe,” “expect,” “anticipate,” “project,” “estimate,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “objective,” “forecast,” “goal,” “guidance,” “outlook,” “target,” and similar expressions, among others, generally identify forward-looking statements, which are based on management’s reasonable expectations and assumptions as of the date the statements were made. Actual results and the outcomes of future events may differ materially from those expressed or implied in the forward-looking statements because of a number of risks and uncertainties, including, without limitation, product supply versus demand imbalances in the semiconductor industry or in certain geographic markets may decrease the demand for our goods and services; our concentrated customer base; our dependence upon the capital expenditure cycles of our customers; our ability to continue technological innovation and successfully introduce new products to meet the evolving needs of our customers; our ability to protect and enforce our intellectual property rights and to avoid violating any third party intellectual property or technology rights; unexpected interruption of or shortages in our raw material supply; inability of sole source, limited source or qualified suppliers to deliver to us in a timely manner or at all; hazards associated with specialty chemical manufacturing, such as fires, explosions and accidents, could disrupt our operations or the operations of our suppliers or customers; increased competition and new product development by our competitors, changing customer needs and price changes in materials and components could result in declining demand for our products; operational, political and legal risks of our international operations; recent changes in U.S. tax laws; the impact of changes in environmental and health and safety regulations, anticorruption enforcement, sanctions, import/export controls, tax and other legislation and regulations in jurisdictions in which Versum Materials and its affiliates operate; our available cash and access to additional capital may be limited by substantial leverage and debt service obligations; uncertainty regarding the availability of financing to us in the future and the terms of such financing; agreements governing our indebtedness may restrict our current and future operations, and hamper our ability to respond to changes or to take certain actions; government regulation of raw materials, products and facilities may impact our product manufacturing processes, handling, storage, transportation, uses and applications; possible liability for contamination, personal injury or third party impacts if hazardous materials are released into the environment; cyber security threats may compromise our data or disrupt our information technology applications or services; fluctuation of currency exchange rates; costs and outcomes of litigation or regulatory investigations; the timing, impact, and other uncertainties of future acquisitions or divestitures; restrictions in our governing documents and of Delaware law may prevent or delay an acquisition of us; our historical financial data as part of Air Products may not reflect what our financial results would have been had we been an independent company; increased costs as a separate public company; tax and other potential liabilities to Air Products assumed in connection with the separation and spin-off; restrictions against engaging in certain corporate transactions for two years following the separation and spin-off; potential conflicts of interest between us and Air Products by our directors and officers; potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements with respect to the separation and spin-off and related internal reorganization transactions; and other risk factors described in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, and in our other periodic filings. Versum Materials assumes no obligation to update any forward-looking statements or information in this press release to reflect any subsequent change in assumptions, beliefs or expectations, or any change in circumstances upon which such forward-looking statements are based.

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Versum Materials, Inc.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended December 31,
	2017	2016	% Change
(In millions, except per share data and percentages)
Sales	$330.8	$270.8	22.2%
Cost of sales	191.6	150.9	27.0%
Selling and administrative	35.3	30.2	16.9%
Research and development	12.7	10.3	23.3%
Business separation, restructuring and cost reduction actions	1.8	3.2	(43.8)%
Other (income) expense, net	0.5	(2.9)	(117.2)%
Operating Income	88.9	79.1	12.4%
Interest expense	11.3	11.5	(1.7)%
Write-off of financing costs	2.1	—	NM
Income Before Taxes	75.5	67.6	11.7%
Income tax provision	54.9	15.3	NM
Net Income	20.6	52.3	(60.6)%
Less: Net Income Attributable to Non-Controlling Interests	2.0	1.5	33.3%
Net Income Attributable to Versum	$18.6	$50.8	(63.4)%
Net income attributable to Versum per common share:
Basic	$0.17	$0.47	(63.8)%
Diluted	$0.17	$0.47	(63.8)%
Shares used in computing per common share amounts:
Basic	108.9	108.7	0.2%
Diluted	109.7	109.2	0.5%

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Versum Materials, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2017	September 30, 2017
(In millions)
Assets
Current Assets
Cash and cash items	$278.3	$271.4
Trade receivables, net	157.7	145.3
Inventories	165.3	151.6
Contracts in progress, less progress billings	24.5	15.6
Prepaid expenses	17.4	12.2
Other current assets	9.1	10.8
Total Current Assets	652.3	606.9
Plant and equipment, net	356.9	330.3
Goodwill	185.7	182.6
Intangible assets, net	68.9	70.8
Other non-current assets	58.3	56.2
Total Non-Current Assets	669.8	639.9
Total Assets	$1,322.1	$1,246.8
Liabilities and Stockholders’ Deficit
Current Liabilities
Payables and accrued liabilities	$100.5	$120.8
Accrued income taxes	51.7	31.4
Current portion of long-term debt	5.8	5.8
Total Current Liabilities	158.0	158.0
Long-term debt	977.1	977.0
Noncurrent income tax payable	43.4	—
Deferred tax liabilities	30.0	37.3
Other non-current liabilities	53.9	49.9
Total Non-Current Liabilities	1,104.4	1,064.2
Total Liabilities	1,262.4	1,222.2
Stockholders’ Equity (Deficit)
Common stock	108.9	108.8
Capital in excess of par	—	4.8
Accumulated deficit	(87.2)	(105.2)
Accumulated other comprehensive income (loss)	0.7	(18.4)
Total Versum’s Stockholders’ Equity (Deficit)	22.4	(10.0)
Non-Controlling Interests	37.3	34.6
Total Stockholders Equity	59.7	24.6
Total Liabilities and Stockholders’ Equity	$1,322.1	$1,246.8

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Versum Materials, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,
	2017	2016
(In millions)
Operating Activities
Net income	$20.6	$52.3
Less: Net income attributable to non-controlling interests	2.0	1.5
Net income attributable to Versum	18.6	50.8
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	11.6	10.9
Deferred income taxes	(7.5)	1.7
Gain on sale of assets	(0.3)	(0.2)
Share-based compensation	2.4	1.6
Other adjustments	(4.9)	(1.1)
Working capital changes that provided (used) cash:
Trade receivables	(10.1)	(8.6)
Inventories	(9.7)	(1.3)
Contracts in progress, less progress billings	(7.6)	2.4
Payables and accrued liabilities	(22.4)	19.2
Accrued income taxes	60.2	10.2
Other working capital	8.8	4.2
Cash Provided by Operating Activities	39.1	89.8
Investing Activities
Additions to plant and equipment	(28.7)	(9.6)
Proceeds from sale of assets and investments	0.4	0.8
Cash Used by Investing Activities	(28.3)	(8.8)
Financing Activities
Payments on long-term debt	(1.4)	(1.4)
Debt issuance costs	—	(1.7)
Dividends paid to shareholders	(5.5)	—
Other financing activity	(1.6)	0.1
Cash Used for Financing Activities	(8.5)	(3.0)
Effect of Exchange Rate Changes on Cash	4.6	(4.9)
Increase in Cash and Cash Items	6.9	73.1
Cash and Cash items - Beginning of Year	271.4	105.6
Cash and Cash items - End of Period	$278.3	$178.7

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APPENDIX TABLE A-1: CONSOLIDATED AND SEGMENT SALES MAJOR FACTORS

Versum Materials Total

Three Months Ended December 31, 2017
Sales
Volume	24%
Price/Mix	(3)%
Currency	1%
Versum Materials Sales Change	22%

Materials Segment

Three Months Ended December 31, 2017
Sales
Volume	7%
Price/Mix	(5)%
Currency	1%
Materials Sales Change	3%

DS&S Segment

Three Months Ended December 31, 2017
Sales
Volume	85%
Price/Mix	—%
Currency	1%
DS&S Sales Change	86%

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APPENDIX TABLE A-2: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended December 31,
	2017		2016	% Change
(In millions, except percentages)
Net Income Attributable to Versum	$18.6		$50.8	(63)%
Add: Interest expense	11.3		11.5	(2)%
Add: Write-off of financing costs	2.1	1.0	—	NM
Add: Income tax provision	54.9		15.3	NM
Add: Depreciation and amortization	11.6		10.9	6%
Add: Non-controlling interests	2.0		1.5	33%
Add: Business separation, restructuring and cost reduction actions	1.8		3.2	(44)%
Adjusted EBITDA	$102.3		$93.2	10%
Adjusted EBITDA Margin	31%		34%

APPENDIX TABLE A-3: RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended December 31,
	2017	2016
(In millions)
Net Income Attributable to Versum	$18.6	$50.8
Add: Business separation, restructuring and cost reduction actions, net of tax	1.3	2.1
Add: Write-off of financing costs, net of tax	1.5	—
Add: Impact of Tax Act	37.6	—
Adjusted Net Income	$59.0	$52.9

APPENDIX TABLE A-4: RECONCILIATON OF DILUTED EPS TO ADJUSTED DILUTED EPS

	Three Months Ended December 31,
	2017	2016
(Per share data)
Diluted Earnings Per Share	$0.17	$0.47
Add: Business separation, restructuring and cost reduction actions per diluted share	0.01	0.01
Add: Write-off of financing costs, net of tax	0.01	—
Add: Impact of Tax Act	0.35	—
Adjusted Diluted Earnings Per Share	$0.54	$0.48

APPENDIX TABLE A-5: FISCAL YEAR 2017 SALES BY SEGMENT

	For the Quarter Ended
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	Total
(In millions)
Sales
Materials	$208.0	$198.3	$206.4	$217.0	$829.7
DS&S	61.9	71.7	83.5	76.5	293.6
Corporate	0.9	0.8	0.9	1.0	3.6
Total Versum Sales	$270.8	$270.8	$290.8	$294.5	$1,126.9

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APPENDIX TABLE A-6: FISCAL YEAR 2017 RECONCILIATIONS OF SEGMENT OPERATING INCOME TO SEGMENT ADJUSTED EBITDA

	For the Quarter Ended
OPERATING INCOME TO ADJ EBITDA	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	Total
(In millions, except percentages)
Materials
Operating income	$72.9	$65.1	$69.6	$66.8	$274.4
Add: Depreciation and amortization	10.2	10.1	10.1	12.7	43.1
Add: Equity affiliates’ income	—	—	—	—	—
Segment Adjusted EBITDA	$83.1	$75.2	$79.7	$79.5	$317.5
Segment Adjusted EBITDA Margin(A)	40.0%	37.9%	38.6%	36.6%	38.3%
DS&S
Operating income	$12.4	$17.7	$24.0	$17.6	$71.7
Add: Depreciation and amortization	0.3	0.4	0.3	0.4	1.4
Add: Equity affiliates’ income	—	—	—	—	—
Segment Adjusted EBITDA	$12.7	$18.1	$24.3	$18.0	$73.1
Segment Adjusted EBITDA Margin(A)	20.5%	25.2%	29.1%	23.5%	24.9%
Corporate
Operating loss	$(3.0)	$(6.8)	$(6.6)	$(4.1)	$(20.5)
Add: Depreciation and amortization	0.4	0.4	0.3	0.4	1.5
Add: Equity affiliates’ income	—	—	—	—	—
Segment Adjusted EBITDA	$(2.6)	$(6.4)	$(6.3)	$(3.7)	$(19.0)

Total Versum Materials Adjusted EBITDA	$93.2	$86.9	$97.7	$93.8	$371.6

(A) Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by sales.

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APPENDIX TABLE A-7: FISCAL YEAR 2017 CONSOLIDATED INCOME STATEMENT

	For the Quarter Ended
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	Total
(In millions, except per share data)
Sales	$270.8	$270.8	$290.8	$294.5	$1,126.9
Cost of sales	150.9	154.5	159.6	171.9	636.9
Selling and administrative	30.2	29.5	34.5	31.5	125.7
Research and development	10.3	10.9	11.9	12.0	45.1
Business separation, restructuring and cost reduction actions	3.2	6.1	6.0	10.2	25.5
Other (income) expense, net	(2.9)	(0.1)	(2.2)	(1.2)	(6.4)
Operating Income	79.1	69.9	81.0	70.1	300.1
Interest expense	11.5	11.6	11.9	12.4	47.4
Income Before Taxes	67.6	58.3	69.1	57.7	252.7
Income tax provision	15.3	11.5	14.4	11.6	52.8
Net Income	52.3	46.8	54.7	46.1	199.9
Less: Net Income Attributable to Non-Controlling Interests	1.5	1.9	2.0	1.5	6.9
Net Income Attributable to Versum	$50.8	$44.9	$52.7	$44.6	$193.0
Net income attributable to Versum per common share:
Basic	$0.47	$0.41	$0.48	$0.41	$1.78
Diluted	$0.47	$0.41	$0.48	$0.41	$1.76
Shares used in computing per common share amounts:
Basic	108.7	108.7	108.8	108.8	108.7
Diluted	109.2	109.3	109.5	109.6	109.4

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